                                  EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                   EVI, INC.,

                         CHRISTIANA ACQUISITION, INC.,

                           CHRISTIANA COMPANIES, INC.

                                      AND

                                    C2, INC.





                               DECEMBER 12, 1997

                               TABLE OF CONTENTS


                                    ARTICLE I

                                   THE MERGER   . . . . . . . . . . . . . .    1
              1.1    THE MERGER.  . . . . . . . . . . . . . . . . . . . . .    1
              1.2    CLOSING DATE.  . . . . . . . . . . . . . . . . . . . .    2
              1.3    CONSUMMATION OF THE MERGER.  . . . . . . . . . . . . .    2
              1.4    EFFECTS OF THE MERGER.   . . . . . . . . . . . . . . .    2
              1.5    CERTIFICATE OF INCORPORATION; BYLAWS.  . . . . . . . .    2
              1.6    DIRECTORS AND OFFICERS.  . . . . . . . . . . . . . . .    2
              1.7    CONVERSION OF SECURITIES.  . . . . . . . . . . . . . .    2
              1.8    EXCHANGE OF CERTIFICATES   . . . . . . . . . . . . . .    4
                     (a)    Exchange Agent  . . . . . . . . . . . . . . . .    4
                     (b)    Payment of Merger Consideration   . . . . . . .    4
                     (c)    Retention of Cash Pending Post Closing Audit  .    4
                     (d)    Payment of Contingent Cash Consideration  . . .    4
                     (e)    Exchange Procedure  . . . . . . . . . . . . . .    5
                     (f)    Distributions with Respect to Unexchanged
                            Christiana Shares   . . . . . . . . . . . . . .    6
                     (g)    No Further Ownership Rights in Christiana
                            Shares  . . . . . . . . . . . . . . . . . . . .    6
                     (h)    Escheat   . . . . . . . . . . . . . . . . . . .    6
              1.9    TAKING OF NECESSARY ACTION; FURTHER ACTION   . . . . .    7

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES   . . . . . . . . .    7
              2.1    REPRESENTATIONS AND WARRANTIES OF EVI AND SUB.   . . .    7
                     (a)    Organization and Compliance with Law.   . . . .    7
                     (b)    Capitalization  . . . . . . . . . . . . . . . .    7
                     (c)    Authorization and Validity of Agreement.    . .    8
                     (d)    No Approvals or Notices Required; No Conflict .    8
                     (e)    Commission Filings; Financial Statements  . . .    8
                     (f)    Absence of Certain Charges and Events   . . . .    9
                     (g)    Tax Matters   . . . . . . . . . . . . . . . . .    9
                     (h)    Voting Requirements.  . . . . . . . . . . . . .    9
                     (i)    Brokers   . . . . . . . . . . . . . . . . . . .    9
                     (j)    Information Supplied  . . . . . . . . . . . . .   10
              2.2    REPRESENTATIONS AND WARRANTIES OF CHRISTIANA AND
                            C2.   . . . . . . . . . . . . . . . . . . . . .   10
                     (a)    Organization.   . . . . . . . . . . . . . . . .   10
                     (b)    Capitalization.   . . . . . . . . . . . . . . .   10
                     (c)    Authorization and Validity of Agreement.  . . .   11
                     (d)    No Approvals or Notices Required; No
                            Conflict with Instruments to which
                            Christiana is a Party.  . . . . . . . . . . . .   12
                     (e)    Commission Filings; Financial Statements.   . .   13
                     (f)    Conduct of Business in the Ordinary Course;
                            Absence of Certain Changes and Events.  . . . .   13
                     (g)    Litigation  . . . . . . . . . . . . . . . . . .   14
                     (h)    Employee Benefit Plans.   . . . . . . . . . . .   14
                     (i)    Taxes.  . . . . . . . . . . . . . . . . . . . .   16
                     (j)    Environmental Matters.  . . . . . . . . . . . .   17
                     (k)    Investment Company  . . . . . . . . . . . . . .   18

                     (l)    Severance Payments.   . . . . . . . . . . . . .   18
                     (m)    Voting Requirements.  . . . . . . . . . . . . .   19
                     (n)    Brokers   . . . . . . . . . . . . . . . . . . .   19
                     (o)    Assets and Liabilities at Closing   . . . . . .   19
                     (p)    Compliance with Laws  . . . . . . . . . . . . .   19
                     (q)    Contracts   . . . . . . . . . . . . . . . . . .   20
                     (r)    Title to Property   . . . . . . . . . . . . . .   21
                     (s)    Insurance Policies  . . . . . . . . . . . . . .   21
                     (t)    Loans.  . . . . . . . . . . . . . . . . . . . .   21
                     (u)    No Fraudulent Transfer  . . . . . . . . . . . .   21
                     (v)    Information Supplied  . . . . . . . . . . . . .   22

                                   ARTICLE III

                             COVENANTS OF CHRISTIANA  . . . . . . . . . . .   22
              3.1    CONDUCT OF BUSINESS BY CHRISTIANA PENDING THE
                     MERGER.  . . . . . . . . . . . . . . . . . . . . . . .   22
              3.2    CASH REQUIREMENTS  . . . . . . . . . . . . . . . . . .   25
              3.3    AFFILIATES' AGREEMENTS   . . . . . . . . . . . . . . .   25

                                   ARTICLE IV

                  COVENANTS OF EVI PRIOR TO THE EFFECTIVE TIME  . . . . . .   26
              4.1    RESERVATION OF EVI STOCK   . . . . . . . . . . . . . .   26
              4.2    CONDUCT OF EVI PENDING THE MERGER  . . . . . . . . . .   26
              4.3    STOCK EXCHANGE LISTING.  . . . . . . . . . . . . . . .   26

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS . . . . . . . . . . . .   26
              5.1    JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION
                     STATEMENT.   . . . . . . . . . . . . . . . . . . . . .   26
              5.2    ACCOUNTANTS LETTER.  . . . . . . . . . . . . . . . . .   26
              5.3    MEETINGS OF STOCKHOLDERS.  . . . . . . . . . . . . . .   27
              5.4    FILINGS; CONSENTS; REASONABLE EFFORTS.   . . . . . . .   27
              5.5    NOTIFICATION OF CERTAIN MATTERS.   . . . . . . . . . .   27
              5.6    EXPENSES.  . . . . . . . . . . . . . . . . . . . . . .   28
              5.7    CHRISTIANA'S EMPLOYEE BENEFITS.  . . . . . . . . . . .   28
              5.8    LIQUIDATION OR MERGER OF CHRISTIANA.   . . . . . . . .   28

                                   ARTICLE VI

                                   CONDITIONS   . . . . . . . . . . . . . .   29
              6.1    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT
                     THE MERGER.  . . . . . . . . . . . . . . . . . . . . .   29
              6.2    ADDITIONAL CONDITIONS TO OBLIGATIONS OF EVI.   . . . .   29
              6.3    ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHRISTIANA.  .   31

                                   ARTICLE VII

                                  MISCELLANEOUS . . . . . . . . . . . . . .   32
              7.1    TERMINATION.   . . . . . . . . . . . . . . . . . . . .   32
              7.2    EFFECT OF TERMINATION  . . . . . . . . . . . . . . . .   33
              7.3    WAIVER AND AMENDMENT   . . . . . . . . . . . . . . . .   33
              7.4    NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.   . . .   33
              7.5    PUBLIC STATEMENTS.   . . . . . . . . . . . . . . . . .   33

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
              7.6    ASSIGNMENT.  . . . . . . . . . . . . . . . . . . . . .   33
              7.7    NOTICES.   . . . . . . . . . . . . . . . . . . . . . .   34
              7.8    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . .   35
              7.9    ARBITRATION.   . . . . . . . . . . . . . . . . . . . .   35
              7.10   SEVERABILITY.  . . . . . . . . . . . . . . . . . . . .   36
              7.11   COUNTERPARTS.  . . . . . . . . . . . . . . . . . . . .   36
              7.12   HEADINGS.  . . . . . . . . . . . . . . . . . . . . . .   36
              7.13   CONFIDENTIALITY AGREEMENT.   . . . . . . . . . . . . .   36
              7.14   ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES.   . . . .   36
              7.15   DISCLOSURE LETTERS.  . . . . . . . . . . . . . . . . .   36


LIST OF EXHIBITS

Exhibit A - Logistic Purchase Agreement
Exhibit B - Amended and Restated Certificate of Incorporation of Christiana

                          AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER dated as of December 12, 1997 (this "Agreement"), is made and entered into by and among EVI, INC., a Delaware corporation ("EVI"), CHRISTIANA ACQUISITION, INC., a Wisconsin corporation and wholly owned subsidiary of EVI ("Sub"), CHRISTIANA COMPANIES, INC., a Wisconsin corporation ("Christiana"), and C2, INC., a Wisconsin corporation ("C2").

       WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of EVI, Sub and Christiana, and EVI as sole stockholder of Sub, have approved the merger of Sub with and into Christiana (the "Merger"), whereby each issued and outstanding share of common stock, $1.00 par value, of Christiana ("Christiana Common Stock") not owned directly or indirectly by Christiana will be converted into the right to receive (i) common stock, $1.00 par value, of EVI ("EVI Common Stock") plus
(ii) the Cash Consideration Per Share (as defined in Section 1.7(e)) and (iii) the Contingent Cash Consideration Per Share (as defined in Section 1.7(f));

       WHEREAS, as a condition to the Merger, Christiana will sell to C2 two-thirds of the interest (the "Logistic Interest") in Total Logistic Control, LLC, a Delaware limited liability company and wholly owned subsidiary of Christiana ("Logistic"), in consideration for $10,666,667 in cash (the "Logistic Sale") pursuant to a Purchase Agreement between Christiana, C2, EVI and Sub in substantially the form attached hereto as Exhibit A (the "Logistic Purchase Agreement");

       WHEREAS, immediately after the Effective Time, Christiana will only hold the Christiana Assets, as such terms are hereinafter defined in Sections 1.3 and 2.2(o);

       WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

       WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

       1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Wisconsin ("WGCL"), at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into Christiana. As a result of the Merger, the separate corporate existence of Sub shall cease and Christiana shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Sub and Christiana shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and certain liabilities, debts and duties of Sub and Christiana shall attach to the Surviving Corporation, all in accordance with the WGCL and subject to the provisions of the Logistic Purchase Agreement.

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       1.2    CLOSING DATE.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P, Houston, Texas, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof or at such other time and place and on such other date as EVI and Christiana shall agree; provided that the closing conditions set forth in Article VI hereof shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

       1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Wisconsin a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the WGCL. The "Effective Time" of the Merger, as that term is used in this Agreement, shall mean such time as a certificate of merger is duly filed with the Wisconsin Secretary of State or at such later time (not to exceed seven days from the date the certificate of merger is filed) as is specified in the certificates of merger pursuant to the mutual agreement of EVI and Christiana.

       1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the WGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Christiana and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Christiana and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Christiana or otherwise to take any and all such action.

       1.5 CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation of Christiana, as amended and restated by the amendment set forth in Exhibit B attached hereto, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein or under the WGCL. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein or under the WGCL.

       1.6 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

       1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of EVI, Christiana, Sub or their stockholders:

              (a) Subject to adjustments pursuant to Sections 1.7(d) and 1.7(e) hereof, each share of Christiana Common Stock issued and outstanding immediately prior to the Effective Time (the "Christiana Shares") shall be converted into the right to receive

       (i) .75876 of one share of EVI Common Stock (the "Stock Exchange Ratio") plus (ii) the Cash Consideration Per Share as defined in Section 1.7(e) and (iii) the Contingent Cash Consideration Per Share (as defined in
       Section 1.7(f)); provided, however, that no fractional shares of EVI Common Stock shall be issued and, in lieu thereof, all fractional shares of EVI Common Stock that would otherwise be issuable in the Merger shall be rounded to the nearest whole share of EVI Common Stock. Except as set forth in the preceding sentence with respect to the Cash Consideration Per Share, no other consideration will be paid to the Christiana stockholders.

              (b) Each Christiana Share owned directly or indirectly by Christiana as treasury stock and each Christiana Share owned by Sub, EVI or any direct or indirect wholly-owned subsidiary of EVI or of Christiana immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or other consideration shall be made or paid with respect thereto.

              (c) Each share of common stock, $1.00 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

              (d) The Stock Exchange Ratio is based on (i) 5,136,630 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time and (ii) 3,897,462 shares of EVI Common Stock being held by Christiana immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,136,630 or the number of shares of EVI Common Stock held by Christiana immediately prior to the Effective Time is greater or less than 3,897,462, the Stock Exchange Ratio shall be adjusted to equal the number of shares of EVI Common Stock held by Christiana immediately prior to the Effective Time divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time.

              (e) The "Cash Consideration Per Share", shall equal the quotient of the Christiana Net Cash divided by 5,136,630. The "Christiana Net Cash" shall mean and be equal to (i) the sum of (A) $20,000,000 obtained in connection with the TLC Dividend, (B) $10,666,667 to be obtained in connection with the Logistic Sale (provided, however, that if such funds are not received by Christiana when and as required under the Logistic Purchase Agreement, such funds will not be considered as part of Christiana Net Cash), (C) $3,000,000 obtained in connection with the Wiscold Note, (D) the cash received from the exercise of stock options and (E) all other cash on hand of Christiana at the Closing minus (ii) the sum of (A) an amount of cash necessary to pay the Christiana Liabilities in full without giving effect to the use or application of any tax deductions relating to the exercise of options or any tax benefits that may be realized as a result of amended Tax Returns and (B) $10,000,000. The "Cash Consideration Per Share" is based on 5,136,630 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,136,630, the Cash Consideration Per Share shall be adjusted to equal the quotient of the Christiana Net Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time. The terms "TLC Dividend," "Wiscold Note" and "Christiana Liabilities" shall have the meanings set forth in Sections 3.1(s), 3.1(t) and 2.2(o), respectively.

              (f) The "Contingent Cash Consideration Per Share" shall mean the Remaining Contingent Cash divided by 5,136,630. The "Remaining Contingent Cash" shall mean $10,000,000 less the sum of (i) all Assumed Liabilities (as defined in the C2 Purchase Agreement) paid by Christiana, EVI or their respective successors and assigns during the Contingent Liability Period and (ii) all other Liabilities (as defined in the Logistic Purchase Agreement) incurred by or on behalf of them during the Contingent Liability Period; provided, however, that no subtraction shall be made in either (i) or (ii) for liabilities previously subtracted for Christiana Liabilities in Section 1.7(e). The Contingent Liability Period shall mean the period from the Effective Date through the fifth anniversary of Effective Date; provided, however, that if on the fifth anniversary of the Effective Date there is any pending or threatened claim, demand or suit or existing matter for which EVI has reasonably determined that an EVI Indemnified Party (as defined in the Logistic Purchase Agreement) will be entitled to indemnification under Section 6.1(a) of the Logistic Purchase Agreement, the Contingent Liability Period shall be extended until such time that such claim, demand, suit or matter is wholly resolved, paid and not subject to appeal or further claims. The "Contingent Cash Consideration Per Share" is based on 5,136,630 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,136,630, the Contingent Cash Consideration Per Share shall be adjusted to equal the quotient of the Remaining Contingent Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time.

       1.8    EXCHANGE OF CERTIFICATES.

              (a) Exchange Agent. Prior to the Effective Time of the Merger, EVI shall select a bank or trust company to act as exchange agent (the "Exchange Agent") for the issue of shares of EVI Common Stock upon surrender of certificates representing Christiana Shares.

              (b) Payment of Merger Consideration. EVI shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the shares of EVI Common Stock to be issued upon the conversion of the Christiana Shares pursuant to Section 1.7 and the cash necessary to be issued for the Cash Consideration Per Share. The Contingent Cash Consideration Per Share shall be paid as provided in
       Section 1.8(d).

              (c) Retention of Cash Pending Post Closing Audit. Within 30 days following the Effective Date, EVI shall (i) complete a post closing audit by EVI of the Christiana Net Cash and (ii) pay to the Exchange Agent on behalf of the holders of the Christiana Shares the Cash Consideration Per Share in respect of such Christiana Shares subject to the prior presentation of the certificates that immediately prior to the Effective Time represented the outstanding Christiana Shares (the "Certificates").

              (d) Payment of Contingent Cash Consideration. Within 60 days following the expiration of the Contingent Liability Period, EVI shall send a notice to the prior holders of the Christiana Shares as of the Effective Time of the Merger at their last known address advising them as to the amount of the Contingent Cash Consideration Per Share as determined in the reasonable good faith by EVI; provided, however, that if on the fifth anniversary of the Effective Date there is any pending or threatened claim, demand or suit or existing matter for which EVI has reasonably determined an

       EVI Indemnified Party will be entitled to indemnification under Section 6.1(a) of the Logistic Agreement (an "Extension Event"), EVI shall within 60 days thereafter determine the amount, if any, of the Contingent Cash Consideration that is in excess of the sum of (i) the amount necessary to pay the full amount of all such pending or threatened claims, demands, suits or matters based on the amount claimed, demanded or sought and (ii) the estimated costs of investigation and defense of such matters (the "Excess Cash") and send a notice to the prior holders of the Christiana Shares as of the Effective Time of the Merger at their last known address advising them of the amount of the Excess Cash Per Share (as defined below). The Excess Cash Per Share shall mean the Excess Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time. The Excess Cash Per Share shall be part of the Contingent Cash Per Share and not a separate right to payment. Such determinations shall be conclusive and binding on the prior holders of the Christiana Shares. Subject to any limitations existing under law, along with the aforementioned notice, EVI shall send to each holder of record of a Certificate that was tendered for exchange pursuant to
       Section 1.8(e) a check in an amount equal to (i) if an Extension Event exists on the fifth anniversary of the Effective Date, the Excess Cash Per Share with the first notice and the Contingent Cash Consideration Per Share, if any, less the Excess Cash Per Share at the time of the second notice and (ii) if an Extension Event does not exist on the fifth anniversary of the Effective Time of the Merger, the Contingent Cash Consideration Per Share, in each case, payable in respect of the Christiana Shares represented by such Certificate. Such payments shall be made without interest and be subject to any applicable withholding for taxes thereon. The Contingent Cash Consideration Per Share shall represent an inchoate right to receive cash in the future under certain limited circumstances provided herein and shall not represent any right to or in any of the assets of EVI or Christiana. The right to receive the Contingent Cash Consideration Per Share shall not be transferrable except for transfers by operation of law or by will or intestate succession. EVI may, but shall not be required to, establish a trust or escrow fund with respect to the Contingent Cash Consideration Per Share that may be payable hereunder.

              (e) Exchange Procedure. As soon as reasonably practical after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, other than EVI, Sub and Christiana and any directly or indirectly wholly owned subsidiary of EVI, Sub or Christiana, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EVI and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the shares of EVI Common Stock, the Cash Consideration Per Share and Contingent Cash Consideration Per Share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of EVI Common Stock into which the Christiana Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7 and the Cash Consideration Per Share and Contingent Cash Consideration Per Share as provided in Section 1.8(c) and (d), and the Certificate so surrendered shall forthwith be canceled. If the shares of EVI Common Stock are to be issued to an individual, corporation, limited liability company, partnership, governmental authority or any other entity (a "Person"), other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the number of shares of EVI Common Stock, the Cash Consideration Per Share and Contingent Cash Consideration Per Share payable in respect of the Christiana Shares pursuant to Section 1.7. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of EVI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto. Any unexchanged shares of EVI Common Stock issuable pursuant to the Merger in respect of the Christiana Shares shall be issued in the name of the Exchange Agent pending the receipt by the Exchange Agent of Certificates.

              (f) Distributions with Respect to Unexchanged Christiana Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the shares of EVI Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EVI Common Stock represented thereby and the Cash Consideration Per Share shall not be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the shares of EVI Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of EVI Common Stock, as the case may be, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of EVI Common Stock and (iii) the Cash Consideration Per Share and Contingent Cash Consideration Per Share at the appropriate payment date as provided in this Section 1.8.

              (g) No Further Ownership Rights in Christiana Shares. All shares of EVI Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article I, together with any dividends payable thereon to the extent contemplated by this Section 1.8 and the rights to receive the Cash Consideration Per Share and the Contingent Cash Consideration Per Share as provided herein, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Christiana Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Christiana Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

              (h) Escheat. None of EVI, Sub, Christiana, the Surviving Corporation or their transfer agents shall be liable to a holder of the Christiana Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

       1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and the Logistic Sale as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or the Logistic Sale, and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Christiana or Sub as of the Effective Time, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

       2.1 REPRESENTATIONS AND WARRANTIES OF EVI AND SUB. EVI and Sub hereby jointly and severally represent and warrant to Christiana that:

              (a) Organization and Compliance with Law. EVI and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the states of Delaware and Wisconsin, respectively. Each of EVI and Sub has all requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing would not have a material adverse effect on the financial condition of EVI and its subsidiaries (the "EVI Subsidiaries"), taken as a whole (an "EVI MAE"). Each of EVI and Sub is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified would not have an EVI MAE. Each of EVI and Sub is in compliance with all applicable laws, judgments, orders, rules and regulations, except where such failure would not have an EVI MAE. EVI has heretofore delivered to Christiana true and complete copies of EVI's Restated Certificate of Incorporation, as amended (the "EVI Certificate"), and Sub's Certificate of Incorporation and their respective bylaws as in existence on the date hereof.

              (b)    Capitalization.

                     (i) The authorized capital stock of EVI consists of 80,000,000 shares of EVI Common Stock, $1.00 par value, and 3,000,000 shares of preferred stock, $1.00 par value ("EVI Preferred Stock"). As of December 10, 1997, there were 47,103,494 shares of EVI Common Stock issued and outstanding. As of December 10, 1997, (i) 5,031,250 shares of EVI Common Stock were reserved for issuance pursuant to the conversion provisions of EVI's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 800,000 shares of EVI Common Stock were reserved for issuance pursuant to pending or proposed acquisitions and (iii) 2,506,400 shares of EVI Common Stock were reserved for issuance pursuant to EVI's employee and director benefit plans and arrangements, of which 1,376,400 shares of EVI Common Stock were reserved for issuance upon exercise of outstanding options. At December 10, 1997, there were no shares of EVI Preferred Stock issued or outstanding. No holder of EVI Common Stock is entitled to preemptive rights under Delaware law or EVI's Certificate of Incorporation.

                     (ii) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, $1.00 par value, all of which are validly issued, fully paid and nonassessable and are owned by EVI.

                     (iii) Each share of EVI Common Stock to be issued hereunder as a result of the Merger will be fully paid and non-assessable upon issuance.

              (c) Authorization and Validity of Agreement. The execution and delivery by EVI and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by each of their stockholders as provided for in Section 5.3). On or prior to the date hereof, the Board of Directors of EVI or duly authorized committee thereof has determined to recommend approval of the Merger to the stockholders of EVI, and such determination is in effect on the date hereof. This Agreement has been duly executed and delivered by EVI and Sub and is the valid and binding obligation of EVI and Sub, enforceable against EVI and Sub in accordance with its terms.

              (d) No Approvals or Notices Required; No Conflict . Neither the execution and delivery of this Agreement nor the performance by EVI or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by EVI and Sub, will (i) conflict with the EVI Certificate or the bylaws of EVI or Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to EVI or any of the EVI Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and
       (D) the filing of a Certificate of Merger by Sub in accordance with the WGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to EVI or any of the EVI Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien, mortgage, pledge, security interest, restriction on transfer, option, charge, right of any third Person or any other encumbrance of any nature (a "Lien") upon any properties, assets or business of EVI or any of the EVI Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which EVI or any of the EVI Subsidiaries is a party or by which EVI or any of the EVI Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that, in the aggregate, would not have an EVI MAE.

              (e) Commission Filings; Financial Statements. EVI has filed all reports and documents required to filed with the Securities and Exchange Commission (the "Commission") since December 31, 1994. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by EVI with the Commission since December 31, 1994, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "EVI Commission Filings". EVI has heretofore delivered to, or made accessible to, Christiana copies of the EVI Commission Filings. As of the respective dates of their filing with the Commission, the EVI Commission

       Filings complied in all material respects with the applicable requirements of the Securities Act of 1934 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              (f) Absence of Certain Charges and Events. Since December 31, 1996, except as contemplated by this Agreement or as disclosed in the EVI Commission Filings filed with the Commission prior to the date hereof, there has been no EVI MAE.

              (g)    Tax Matters.

                     (i) Except as set forth in Section 2.1(g) of the disclosure letter delivered by EVI to Christiana on the date hereof (the "EVI Disclosure Letter"), all returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to EVI or any of the EVI Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which EVI was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or, except as set forth in
              Section 2.1(g) of the EVI Disclosure Letter, adequately provided for in reserves established by EVI, except where the failure to file, pay or provide for would not have a EVI MAE.

                     (ii) EVI has no present plan or intention after the Merger to (A) liquidate the Surviving Corporation, (B) merge the Surviving Corporation with or into another corporation, (C) sell or otherwise dispose of the stock of the Surviving Corporation,
              (D) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets of Christiana or the assets of Sub vested in the Surviving Corporation except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation within the meaning of Section 368(a)(2)(C) of the Code, or (E) reacquire any of the stock issued to the Christiana stockholders pursuant to the Merger.

                     (iii)  EVI is not an investment company as defined in
              Section 368(a)(2)(F)(iii) and (iv) of the Code or as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

              (h) Voting Requirements. The affirmative vote of the holders of a majority of the shares of EVI Common Stock present at the special stockholders' meeting and entitled to vote is the only vote of the holders and any class or series of the capital stock of EVI necessary to approve this Agreement and the Merger.

              (i) Brokers. Except for fees and expenses payable by EVI to Morgan Stanley & Co. Incorporated, no broker, investment banker, or other Person acting on behalf of EVI is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

              (j) Information Supplied. None of the information supplied or to be supplied by EVI for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1) will, at the time the Registration Statement is filed with the Commission, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to EVI's stockholders and at the time of the EVI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement relating to the Federal income tax consequences of the transactions contemplated hereby shall be deemed to be supplied by Christiana and not by EVI or Sub.

       2.2 REPRESENTATIONS AND WARRANTIES OF CHRISTIANA AND C2. Each of Christiana and C2 hereby, jointly and severally, represents and warrants to EVI that:

              (a) Organization. Each of Christiana and C2 is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Logistic is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Christiana, C2 and Logistic has all requisite corporate (or equivalent) power and corporate (or equivalent) authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not (i) have a material adverse effect on the financial condition of Christiana or Logistic after giving effect to the Logistic Sale or (ii) prevent or adversely affect the ability of Christiana and C2 to perform and comply with their respective obligations under this Agreement, the Logistic Purchase Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby (a "Christiana MAE"). Except as set forth in Section 2.2(a) of the disclosure letter delivered by Christiana to EVI on the date hereof (the "Christiana Disclosure Letter"), each of Christiana, Logistic and C2 is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Christiana MAE. Each of Christiana, Logistic and C2 is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Christiana MAE. Christiana has heretofore delivered to EVI true and complete copies of
       (i) Christiana's Certificate of Incorporation (the "Christiana Certificate") and bylaws, (ii) Logistic's Certificate of Organization and operating agreement and (iii) C2's Articles of Incorporation and operating agreement, in each case as in existence on the date hereof.

              (b)    Capitalization.

                     (i) The authorized capital stock of Christiana consists of 12,000,000 shares of Christiana Common Stock, $1.00 par value, and 1,000,000 shares of preferred stock, $10.00 par value ("Christiana Preferred Stock"). As of December 12, 1997, there were 5,136,630 shares of Christiana Common Stock issued and outstanding and no shares of Christiana Common Stock were held as treasury shares. There are no outstanding shares of Christiana Preferred Stock. A total of 500,000 shares of Christiana Common Stock have been reserved for issuance pursuant to the stock option plan described in Section 2.2(b)(iii). All issued and outstanding shares of Christiana Common Stock are validly issued, fully paid and nonassessable (except as set forth in Wis Stats Section 180.0622) and no holder thereof is entitled to preemptive rights. Christiana is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Christiana.

                     (ii) Christiana owns 100% of the membership interests in Logistic. All issued and outstanding membership interests of Logistic are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Logistic is not a party to, any voting agreement, voting trust or similar agreement or arrangement relating to its membership interests, or any agreement or arrangement providing for registration rights with respect to any membership interests or other interests of Logistic.

                     (iii) As of the date hereof, there are outstanding options (the "Christiana Options") to purchase an aggregate of 267,083 shares of Christiana Common Stock under the 1995 Stock Option Plan (the "Christiana Option Plan"). All Christiana Options shall be terminated or exercised prior to the Effective Time. As of the Effective Time, there will be no options outstanding under the Christiana Option Plan. There are not now (other than as set forth in this Section 2.2(b)), and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Christiana outstanding other than Christiana Common Stock issued pursuant to the exercise of Christiana Options or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Christiana, or contracts, understandings or arrangements to which Christiana is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                     (iv) Section 2.2(b)(iv) of the Christiana Disclosure Letter sets forth a list of all corporations, partnerships, limited liability companies and other entities of which Christiana owns directly or indirectly, an equity interest (such entities, excluding EVI and its subsidiaries, referred to herein as the "Christiana Subsidiaries").

              (c) Authorization and Validity of Agreement. Each of Christiana and C2 has all requisite corporate power and authority to enter into this Agreement, the Logistic Purchase Agreement and the other agreements and instruments contemplated to be executed and delivered in connection with the Merger and the Logistic Sale (the Logistic Purchase Agreement and such other agreements and instruments contemplated to be executed and delivered in connection with the Merger and the Logistic Sale being referred to as the "Other Agreements") and to perform its obligations hereunder and thereunder. The execution and delivery by Christiana and C2 of this Agreement and the Other Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger and the Logistic Sale, to approval of this Agreement and the Logistic Sale by the Christiana stockholders as provided for in Section 5.3). On or prior to the date hereof the Board of Directors of Christiana has determined to recommend approval of the Merger and the Logistic Sale to the stockholders of Christiana, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Christiana and C2 and is the valid and binding obligation of Christiana and C2 enforceable against it in accordance with its terms. The Other Agreements, when executed and delivered by Christiana and C2, as applicable, will constitute valid and binding obligations of Christiana and C2, enforceable against them in accordance with their respective terms.

              (d) No Approvals or Notices Required; No Conflict with Instruments to which Christiana is a Party. The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Christiana, Logistic, C2 or any of their subsidiaries under, any provision of (i) the Christiana Certificate or bylaws of Christiana, the Certificate of Organization or operating agreement of Logistic or the Articles of Incorporation or bylaws of C2, or any provision of the comparable organizational documents of its subsidiaries, (ii) except as set forth in Section 2.2(d) of the Christiana Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Christiana or its properties or assets, (iii) except as set forth in Section 2.2(d) of the Christiana Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Logistic or any other Christiana Subsidiary, or their respective properties or assets and (iv) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Christiana, Logistic or C2 or any of their subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Christiana MAE. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to Christiana, Logistic or C2 or any of their subsidiaries in connection with the execution and delivery of this Agreement by Christiana and C2 or the consummation by Christiana of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by Christiana under the HSR Act, (ii) the filing with the Commission of
       (A) a proxy or information statement relating to Stockholder Approval (such proxy or information statement as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Wisconsin Secretary of State with respect to the Merger as provided in the WGCL and appropriate documents with the relevant authorities of other states in which Christiana is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in Section 2.2(d) of the Christiana Disclosure Letter.

              (e) Commission Filings; Financial Statements. Christiana has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Commission. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Christiana with the Commission since December 31, 1994, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Christiana Commission Filings." Christiana has heretofore delivered to EVI copies of the Christiana Commission Filings. As of the respective dates of their filing with the Commission, the Christiana Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Christiana, all material contracts of Christiana and its subsidiaries have been included in the Christiana's filings with the Commission since the initial registration of its stock under the Exchange Act, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

              Each of the consolidated financial statements (including any related notes or schedules) included in the Christiana Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Christiana as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Christiana has no liabilities, absolute or contingent, that may reasonably be expected to have a Christiana MAE, that are not reflected in the Christiana Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money and (ii) those set forth in Section 2.2(e) of the Christiana Disclosure Letter.

              (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 1995, except as contemplated by this Agreement, the Logistic Purchase Agreement or as disclosed in the Christiana Commission Filings or set forth in Section 2.2(f) of the Christiana Disclosure Letter, Christiana and its subsidiaries have conducted their respective businesses only in the ordinary and usual course in accordance with past practice, and there has not been: (i) a Christiana MAE or any other material adverse change in the financial condition, results of operations, assets or business of Christiana, taken as a whole; (ii) to the knowledge of Christiana, any other condition, event or development that reasonably may be expected to result in any such material adverse change or a Christiana MAE; (iii) any change by Christiana or Logistic in its accounting methods, principles or practices; (iv) any revaluation by Christiana or Logistic of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice; (v) any entry by Christiana or Logistic into any commitment or transaction that would be material to Christiana or Logistic; (vi) any declaration, setting aside or payment of any dividends or distributions in respect of the Christiana Common Stock or any redemption, purchase or other acquisition of any of its securities; (vii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Christiana or Logistic; (viii) any increase in indebtedness of borrowed money other than borrowing under existing credit facilities as disclosed in Section 2.2(f) of the Christiana Disclosure Letter; (ix) any granting of a security interest or Lien on any property or assets of Christiana or Logistic, other than (A) Liens for taxes not due and payable and (B) inchoate mechanics', warehousemen's and other statutory Liens incurred in the ordinary course of business (collectively, "Permitted Liens"); or (x) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any directors, officers or key employees of Christiana or Logistic or which Christiana or Logistic would be responsible.

              (g) Litigation. Except as disclosed in the Christiana Commission Filings or as set forth in Section 2.2(g) of the Christiana Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings, ("Demands"), pending or, to the knowledge of Christiana, threatened against or affecting (i) Christiana or Logistic or any of their respective properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans, or (ii) C2 or any Christiana or C2 subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel (each a "Governmental Entity"), wherever located (i) that exist today or (ii) that would otherwise, if adversely determined, have a Christiana MAE. None of Christiana, Logistic or C2 is subject to any judicial, governmental or administrative order, writ, judgment, injunction or decree.

              (h)    Employee Benefit Plans.

                     (i) Section 2.2(h) of the Christiana Disclosure Letter provides a description of each of the following which is sponsored, maintained or contributed to by Christiana or any corporation, trade, business or entity under common control with Christiana within the meaning of Section 414(b),(c),(m) or (o) of the Code or Section 4001 of ERISA (a "Christiana ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within three years prior to the Closing Date.

                            (A) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Plan"); and

                            (B)    each stock option plan, collective
                     bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.2(h)(i)(A) to which Christiana or Logistic is a party or has any obligation ("Benefit Program or Agreement").

              True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, together with (i) the Forms 5500, 990 and 1041, as applicable, for the three most recent fiscal years, (ii) all current summary plan descriptions for each such Plan, (iii) the most recent Internal Revenue Service determination letters for each such Plan, as applicable, and all correspondence with the Internal Revenue Service and the Department of Labor relating to such Plans, Benefit Programs and Agreements have been furnished to EVI.

                     (ii) Except as otherwise set forth in Section 2.2(h) of the Christiana Disclosure Letter,

                            (A) None of Christiana or any Christiana ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multi employer plan within the meaning of Section 3(37) of ERISA, nor have such companies engaged in any transaction described in Sections 406 and 407 of ERISA (unless exempt under Section 408) or Section 4975 of the Code (unless exempt);

                            (B)    Each Plan and each Benefit Program or
                     Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code and timely filing of Form 5500's for each year);

                            (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Christiana or C2, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or its assets;

                            (D) No act, omission or transaction has occurred which would result in imposition on Christiana or any Christiana ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                            (E) Except as provided in Section 5.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Christiana or any Christiana ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement or cause the companies to make accelerated payments.

                     (iii) Except as set forth in Section 2.2(h) of the Christiana Disclosure Letter, termination of employment of any employee of Christiana immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                     (iv) Each Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                     (v) Except as set forth in Section 2.2(h) of the Christiana Disclosure Letter, none of the employees of Christiana or Logistic are subject to union or collective bargaining agreements.

                     (vi) None of Christiana or any of the Christiana ERISA Affiliates has agreed or is obligated to provide retiree medical coverage and each of such companies has fully complied with all obligations under COBRA applicable to it.

              (i)    Taxes.

                     (i) Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Christiana or any Christiana Subsidiary, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Christiana was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been or will be duly and timely paid or adequately provided for in reserves established by Christiana or any such Christiana Subsidiary, except where the failure to file, pay or provide for would not have a material adverse effect on the financial condition, results of operations, or business of Christiana or otherwise result in a Christiana MAE. All income Tax returns of or with respect to Christiana or any Christiana Subsidiary have been audited by the applicable Governmental Authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended June 30, 1993. There is no material claim against Christiana or any Christiana Subsidiary with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Christiana or any Christiana Subsidiary that has not been adequately provided for in reserves established by Christiana or such Christiana Subsidiary. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Christiana Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Christiana or any Christiana Subsidiary through the periods covered thereby. Christiana has (and as of the Closing Date will have) made estimated tax payments for taxable years for which the United States consolidated federal income Tax return is not yet due required with respect to Taxes. Except as set forth in

              Section 2.2(i) of the Christiana Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from Christiana or any Christiana Subsidiary. Except for statutory Liens for current Taxes not yet due, no Liens for Taxes exist upon the assets of Christiana. Except as set forth in paragraph 2.2(i) of the Christiana Disclosure Letter, none of Christiana or any Christiana Subsidiary has filed consolidated income Tax Returns with any corporation, other than consolidated federal, state or foreign income Tax returns by Christiana for any taxable period which is not now closed by the applicable statute of limitations. Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, none of Christiana or any Christiana Subsidiary has any deferred intercompany gain as defined in Treasury Regulations Section 1.1502-13.

                     (ii) As of the Closing Date, to Christiana's knowledge, there is no plan or intention by the stockholders of Christiana to sell, exchange or otherwise dispose of a number of shares of EVI received in the Merger that would reduce the Christiana stockholders' ownership of EVI shares to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Christiana Shares as of the same date. The shares of EVI Common Stock held by the Christiana stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

                     (iii) Christiana is not under the jurisdiction of a court in a Title 11 or similar case with the meaning of Section 368(a)(3)(A) of the Code.

                     (iv) There is no intercorporate indebtedness existing between Christiana and EVI that was issued, acquired or will be settled at a discount.

                     (v) As of the Closing Date, Christiana shall have fully accrued for all Taxes that may be required to be paid as a result of the Logistic Sale and the other transactions contemplated hereby. The value of the interest in Logistic Common Stock to be sold pursuant to the Logistic Sale has been determined pursuant to an outside appraisal and reflects an amount equal to or greater than the fair value and fair market value of such shares.

              (j) Environmental Matters. Except as set forth in Section 2.2(j) of the Christiana Disclosure Letter, (i) the properties, operations and activities of Christiana and each of its Subsidiaries complies in all material respects with all applicable Environmental Laws; (ii) none of Christiana or any of its Christiana Subsidiaries is subject to any existing, pending or, to the knowledge of Christiana, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) except where the failure would have a Christiana MAE, all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Christiana under any Environmental Law in connection with any aspect of the business of Christiana, Logistic or any Christiana Subsidiary, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger and the Logistic Sale, and each of Christiana, Logistic and each other Christiana Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Christiana and each of its Subsidiaries has satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any other Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (v) to Christiana's knowledge, there are no physical or environmental conditions existing on any property currently owned or previously owned by Christiana or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and (vi) to Christiana's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Christiana or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under environmental laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Christiana, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or overtly threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws.

              For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, any foreign jurisdiction, the state, county, city, and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them.

              (k) Investment Company. Christiana is not an investment company as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

              (l) Severance Payments. Except as set forth in Section 2.2(l) of the Christiana Disclosure Letter, Christiana will not have any liability or obligation to pay a severance payment or similar obligation to any of their respective employees, officers, or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such Persons be entitled to an increase in severance payments or other benefits as a result of the Merger, the Logistic Sale or the transactions contemplated by this Agreement or the Other Agreements in the event of the subsequent termination of their employment.

              (m) Voting Requirements. Subject to the provisions of Section 5.3(a), the affirmative vote of the holders of a majority of the outstanding shares of Christiana Common Stock is the only vote of the holders of any class or series of the capital stock of Christiana necessary to approve this Agreement, the Merger, the Logistic Sale and the transactions contemplated hereby and by the Other Agreements in order to comply with the WGCL, Christiana's Certificate of Incorporation and Bylaws and the rules and regulations of the New York Stock Exchange (the "NYSE").

              (n) Brokers. Except for Prudential Securities Incorporated, whose fees shall be paid by Christiana, no broker, investment banker, or other Person acting on behalf of Christiana is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

              (o)    Assets and Liabilities at Closing.  At the Effective Time:


                     (i) the assets of Christiana (the "Christiana Assets") shall consist of (1) 3,897,462 shares of EVI Common Stock, which shall be held free and clear of all Liens, (2) cash in the amount of $20,000,000 received in connection with the TLC Dividend as defined in Section 3.1(s), (3) the right to receive $10,666,667 in connection with the Logistic Sale (4) $3,000,000 to be received in connection with the Wiscold Note, (5) the cash received from the exercise of stock options, (6) all other cash on hand, (7) a one-third interest in Logistic, and (8) all tax, financial, accounting and other general corporate records, including records relating to all past operations and subsidiaries (including partnerships and joint ventures);

                     (ii) the liabilities of Christiana (the "Christiana Liabilities") shall consist only of (1) transactional expenses related to the Merger and the Logistic Sale, (2) all Taxes of Christiana relating to periods through the Closing Date, including Taxes (other than the EVI Related Taxes) from the Logistic Sale and deferred intercompany Taxes and (3) all other outstanding and accrued liabilities to which Christiana may be subject, other than Assumed Liabilities (as defined in the Logistic Purchase Agreement) and EVI Related Taxes;

                     (iii) all obligations and liabilities (fixed or contingent, known or unknown) of Christiana shall have been assumed by C2 and Logistic other than liabilities described in clause (ii); and

                     (iv) except as set forth in Section 2.2(o) of the Disclosure Schedule or agreed to in writing by EVI prior to the Closing, Christiana shall have been released from all continuing obligations (i) relating to Logistic or any other historical business of Christiana or its subsidiaries and affiliates and
              (ii) under any and all agreements relating to the borrowing of funds, including any and all guarantees or similar arrangements relating thereto.

              (p) Compliance with Laws. Christiana, Logistic, C2 and each of their respective subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold could not reasonably be expected to have a Christiana MAE (the "Christiana Permits"). All applications with respect to such permits, licenses, variances, exemptions, orders, franchises and approvals were complete and correct in all material respects when made and neither Christiana nor C2 know of any reason why any of such permits, licenses, variances, exemptions, orders, franchises and approvals would be subject to cancellation. Christiana, Logistic, C2 and each of their respective subsidiaries are in compliance with the terms of the Christiana Permits except where the failure to so comply could not reasonably be expected to have a Christiana MAE. None of Christiana, Logistic, C2 or any of their respective subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Christiana, Logistic, C2 or any of their respective subsidiaries or their respective business, assets or operations, except for violations and failures to comply that would not have a Christiana MAE.

              (q)    Contracts.

                     (i) Section 2.2(q) to the Christiana Disclosure Letter contains a complete list of the following contracts, agreements, arrangements and commitments: (i) all employment or consulting contracts or agreements to which Christiana or Logistic is contractually obligated; (ii) current leases, sales contracts and other agreements with respect to any property, real or personal, of Christiana or Logistic or to which Christiana or Logistic is contractually obligated; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $30,000 to which Christiana or Logistic is obligated; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money, to which Christiana or Logistic or any of their subsidiaries is a party or any of their respective properties is bound; (v) contracts or agreements or amendments thereto that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by Christiana as of the date hereof that has not been filed as an exhibit to the Christiana's Annual Report on Form 10-K for the year ended June 30, 1997, filed by it with the Commission or any report filed with the Commission under the Exchange Act since such date; (vi) all corporations, partnerships, limited liability companies and other entities which Christiana has owed, directly or indirectly, an equity interest since 1953, (vii) all material indemnification and guaranty or other similar obligations to which Christiana or Logistic is bound and which the officers of Christiana, after reasonable investigation, are aware, (viii) any outstanding bonds, letters of credit posted or guaranteed by Christiana or Logistic with respect to any Person, (ix) any covenants not to compete or other obligations affecting Christiana or Logistic that would restrict the Surviving Corporation or EVI and its affiliates from engaging in any business or activity which the officers of Christiana or Logistic are aware, after reasonable investigation and (x) contracts, agreements, arrangements or commitments, other than the foregoing that could reasonably be considered to be material to Christiana or Logistic.

                     (ii) True and correct copies of all the instruments described in Section 2.2(q) of the Christiana Disclosure Letter have been furnished or made a available to EVI. Except as noted in the Christiana Disclosure Letter, all such agreements, arrangements or commitments are valid and subsisting and each of Christiana, Logistic and their respective subsidiaries to the extent each is a party, has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default thereunder by Christiana, Logistic or their respective subsidiaries or, to the knowledge of Christiana, any other party thereto has occurred that could impair the ability of Christiana, Logistic or their respective subsidiaries to enforce any material rights thereunder. There are no material liabilities of any of the parties to any of the contracts between Christiana, Logistic or C2 or any of their respective subsidiaries and third parties arising from any breach of or default in any provision thereof or which would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of Christiana, Logistic or any of their respective subsidiaries.

              (r)    Title to Property.

                     (i) At the Effective Time, Christiana will have good and marketable title to, or valid leasehold interests in, all its properties and assets. Christiana has good and valid title to 3,897,462 shares of EVI Common Stock, free and clear of all Liens. Christiana has good and valid title to 1000 units of Logistic, free and clear of all Liens, which units represents all of the interest in Logistics.

                     (ii) Except as set forth in Section 2.2(r)(ii) of the Christiana Disclosure Letter, each of Christiana and Logistic has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Christiana and Logistic enjoys peaceful and undisturbed possession under all such leases.

              (s) Insurance Policies. Section 2.2(s) of the Christiana Disclosure Letter contains a correct and complete description of all insurance policies of Christiana covering Christiana, Logistic and their respective subsidiaries, any employees or other agents of Christiana, Logistic and their respective subsidiaries or any assets of Christiana and its subsidiaries. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of the size of Christiana and in the business in which Christiana and its subsidiaries is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Christiana or any of its Subsidiaries have been recorded in Christiana's financial statements in accordance with generally accepted accounting principles and are reflected in the financial statements contained in the Commission Filings.

              (t) Loans. Section 2.2(t) of the Christiana Disclosure Letter sets forth all existing loans, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business) by Christiana or its subsidiaries to any party other than intercompany loans, advances, guaranties or extensions of credit. All items listed in Section 2.2(t) of the Christiana Disclosure Letter will be repaid in full or assumed by C2 prior to the Effective Time of the Merger. All intercompany obligations and loans between Christiana and its subsidiaries, including C2, will be extinguished prior to the Logistic Sale without any ongoing liability to Christiana or C2 with respect thereto, except as set forth herein or in the Logistic Purchase Agreement.

              (u) No Fraudulent Transfer. Christiana has not within the last twelve months made any transfer or incurred any obligation with actual intent to hinder, delay or defraud any entity to which it was or may become indebted and it has not transferred any material property without receiving reasonably equivalent value for any such transfer obligation. Both immediately prior to and immediately after the Logistic Sale and the Merger, (i) the fair value of (x) Christiana's assets at the time of the Merger and (y) Logistic's and C2's assets after the Logistic Sale and (z) the assets of CST Financial, Inc. ("CST") Martinique Holdings, Inc. ("MHI") and Christiana Community Builders, Inc. ("CCB") immediately prior to their liquidation in each case at a fair valuation exceeds their respective debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of Christiana's, Logistic's, C2's, CST's, MHI's and CCB's property is greater than the amount that will be required to pay its probable liability on their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature, (iii) Christiana prior to the Logistic Sale and Logistic, C2 after the Logistic Sale and CST, MHI and CCB prior to their liquidation each reasonably expect to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) Christiana before the Logistic Sale and Logistic and C2 after the Logistic Sale will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For all purposes of clauses of (i) through (iv), the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

              (v) Information Supplied. None of the information supplied or to be supplied by Christiana or C2 for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1) will, at the time the Registration Statement is filed with the Commission, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Christiana's stockholders and at the time of the Christiana Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement relating to the Federal income tax consequences of the transactions contemplated hereby shall be deemed to be supplied by Christiana and C2 and not by EVI or Sub.


                                  ARTICLE III

                            COVENANTS OF CHRISTIANA

       3.1 CONDUCT OF BUSINESS BY CHRISTIANA PENDING THE MERGER. Christiana covenants and agrees that, from the date of this Agreement until the Effective Time, unless EVI shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or the Logistic Purchase Agreement or set forth in Section 3.1 of the Christiana Disclosure Letter:

              (a) the business of Christiana and the Christiana Subsidiaries shall be conducted only in, and Christiana and the Christiana Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

              (b) Christiana shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any capital stock of Christiana except upon the exercise of Christiana Options; (ii) split, combine, or reclassify any outstanding capital stock, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to its capital stock whether now or hereafter outstanding; (iii) redeem, purchase or acquire or offer to acquire any of its capital stock; (iv) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or assets of any corporation, partnership, joint venture, or other entity in an amount greater than $500,000; or (v) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 3.1(b);

              (c) Christiana shall not transfer, dispose or otherwise convey any of the shares of EVI Common Stock held by it or grant or permit there to exist any Lien on such shares;

              (d) Christiana shall not enter into any contract regarding its business having a term greater than 120 days or involving an amount in excess of $50,000 or commit to do the same and except for a cold storage facility in Hudsonville, Michigan, no Christiana Subsidiary shall enter into any contract outside the ordinary course of business;

              (e) Christiana shall not become bound by any agreement or obligation in an amount in excess of $500,000 in the aggregate for all such agreements and obligations;

              (f) Christiana shall not pledge or encumber any of the assets to be held by Christiana following the Logistic Sale;

              (g) Neither Christiana nor any of its Subsidiaries shall enter into any employment or consulting contracts;

              (h) Neither Christiana nor any of its Subsidiaries shall enter into any contract or agreement that if effective on the date hereof would be required to be identified as a disclosure pursuant to Section 2.2(q) of the Christiana Disclosure Letter;

              (i) Neither Christiana nor any of its Subsidiaries shall sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of Christiana's or its Subsidiaries' properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and Christiana may liquidate (in a manner acceptable to EVI) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc. and transfer their assets to Logistic without consideration;

              (j) Neither Christiana nor any of its Subsidiaries shall, directly or indirectly, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Christiana or its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice which obligations in respect of Christiana and its Subsidiaries other than Logistic shall be released in connection with the Logistic Sale, or make or permit to remain outstanding any loans, advances or capital contributions to, or investments in, any other Person, other than to Christiana or any direct or indirect wholly owned subsidiary of Christiana;

              (k) Neither Christiana nor any of its Subsidiaries shall make any election relating to Taxes except for those elections to be made in connection with its 1997 Tax Returns that are consistent with the 1996 Tax Returns;

              (l) Neither Christiana nor any of its Subsidiaries shall change any accounting principle used by it;

              (m) Christiana shall use its reasonable efforts (i) to preserve intact the business organization of Christiana and Logistic except Christiana may liquidate (in a manner acceptable to EVI) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc. and transfer their assets to Logistic without consideration, (ii) to maintain in effect any material authorizations or similar rights of Christiana and Logistic, (iii) to preserve the goodwill of those having material business relationships with it; (iv) to maintain and keep each of Christiana's properties in the same repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (v) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

              (n) Christiana shall, and shall cause the Christiana Subsidiaries to, perform their respective obligations under any contracts and agreements to which it is a party or to which any of its assets is subject, except to the extent such failure to perform would not have a Christiana MAE and except for such obligations as Christiana in good faith may dispute;

              (o) Christiana shall cause there to exist immediately prior to the Effective Time Christiana Net Cash (including $10,666,677 to be paid by C2 under the Logistic Purchase Agreement) of not less than $20 million;

              (p) Neither Christiana nor any of its Subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (i) of litigation where the amount paid in settlement or compromise does not exceed $500,000, or if greater, the amount of the reserve therefor reflected in the most recent SEC Documents and the terms of the settlement would not otherwise have a Christiana MAE, or (ii) in consultation and cooperation with EVI, and, with respect to any such settlement, with the prior written consent of EVI;

              (q) Christiana shall cause the Logistic Purchase Agreement to be executed and delivered by Christiana and the Logistic Sale to be effected prior to the Merger immediately prior to the Effective Time;

              (r) Christiana shall not authorize any of, or commit or agree to take any of, or permit any Christiana Subsidiary to take any of, the foregoing actions to the extent prohibited by the foregoing and shall not, and shall not permit any of the Christiana Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in
       Article VI not being satisfied. Christiana promptly shall advise EVI orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Christiana and the Christiana Subsidiaries, taken as a whole, or cause a Christiana MAE.

              (s) Christiana shall cause Logistic to pay to Christiana a distribution in the amount of $20 million cash prior to the Effective Time (the "TLC Dividend");

              (t) Christiana shall cause Logistic to pay in full the entire principal amount of the Wiscold Note dated September 1, 1992, in the principal amount of $3,000,000, together with all accrued interest thereon (the "Wiscold Note"); and

              (u) Except as set forth in Section 2.2(o) of the Disclosure Schedule or agreed to in writing by EVI prior to the Closing, Christiana shall cause all of its obligations (i) relating to Logistics or any other historical business of Christiana or its Subsidiaries and (ii) under any and all agreements relating to the borrowing of funds, including all guarantees and other similar arrangements relating thereto, to be fully released or otherwise satisfied in a manner acceptable to EVI.

       3.2 CASH REQUIREMENTS. Christiana covenants that as of the Effective Time it shall have cash equal to the sum of (i) $30 million (including $10,666,677 to be received under the Logistic Purchase Agreement) and (ii) all accrued and unpaid liabilities and obligations of Christiana. For purposes of this Section 3.2, the unpaid liabilities and obligations of Christiana shall mean the full undiscounted amount of liabilities for which Christiana shall be responsible, including any liabilities that will accrue as a result of the Merger, the Logistic Sale or the transactions contemplated herein, whether or not such liabilities would be required to be reflected as a liability by generally accepted accounting principles; provided, however, that such liabilities shall not include any liabilities for any gain on any EVI Common Stock held by Christiana realized as a result of a sale of such stock by Christiana or a liquidation or merger of Christiana (other than the Merger) within two years after the Effective Time, nor any tax liability for income of EVI attributable to Christiana under the equity method of accounting either before or after the Effective Time (the "EVI Related Taxes). Further, for purposes of calculating such liabilities, any Taxes (other than the EVI Related Taxes) payable in respect of the Logistic Sale or other transactions contemplated herein or under the Logistic Purchase Agreement shall be fully accrued as a liability and any Tax credits, deductions, other Tax benefits of Christiana shall not be considered or used to offset any such liability. The provisions of this Section 3.2 shall not affect Logistic's and C2's obligations under the Logistic Purchase Agreement to assume and indemnify EVI as set forth therein.

       3.3 AFFILIATES' AGREEMENTS. Prior to the Closing Date, Christiana shall deliver to EVI a letter identifying all Persons that are, at the time this Agreement is submitted for approval to the stockholders of Christiana, "affiliates" of Christiana for purposes of Rule 145 under the Securities Act ("Affiliates"). Christiana shall deliver or cause to be delivered to EVI an undertaking by each Affiliate in form satisfactory to EVI that no EVI Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 144 or paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

                                   ARTICLE IV

                  COVENANTS OF EVI PRIOR TO THE EFFECTIVE TIME

       4.1 RESERVATION OF EVI STOCK. EVI shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of EVI Common Stock as may be issuable upon consummation of the Merger.

       4.2 CONDUCT OF EVI PENDING THE MERGER. EVI covenants and agrees that, from the date of this Agreement until the Effective Time, unless Christiana shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, it will not take any action that would, or that could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the merger set forth in Article VI not being satisfied.

       4.3 STOCK EXCHANGE LISTING. EVI shall use reasonable efforts to cause the shares of EVI Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

       5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as reasonably practicable after the execution of this Agreement, EVI and Christiana shall prepare and file with the Commission preliminary proxy materials that shall constitute the Proxy Statement of EVI and Christiana and the registration statement with respect to the EVI Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as reasonably practicable after final comments are received from and cleared by the Commission on the preliminary proxy materials, EVI and Christiana shall file with the Commission a combined joint proxy statement and registration statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval and adoption of the Merger and this Agreement by the stockholders of EVI and the stockholders of Christiana and the issuance by EVI of EVI Common Stock in connection with the Merger and shall use their reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Subject to the terms and conditions set forth in Section
6.2 and the fiduciary obligations of the Board of Directors of EVI with respect to such matters, the Proxy Statement shall contain a statement that the Board of Directors of EVI recommended that the stockholders of EVI approve and adopt the Merger and this Agreement. Subject to the terms and conditions set forth in Section 6.3 and the fiduciary obligations of the Board of Directors of Christiana with respect to such matters, the Proxy Statement shall contain a statement that the Board of Directors of Christiana recommended that the stockholders of Christiana approve and adopt the Merger and this Agreement.

       5.2 ACCOUNTANTS LETTER. Christiana shall use its reasonable efforts to cause Arthur Andersen LLP to deliver a letter pursuant to SAS 72 dated as of the date of the Proxy Statement and confirmed and updated at the Closing as of the Closing Date, and addressed to itself and EVI, in the form and substance reasonably satisfactory to EVI and customary in the scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

       5.3    MEETINGS OF STOCKHOLDERS.

              (a) Christiana shall promptly take all action reasonably necessary in accordance with the WGCL and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement and the Logistic Sale. Christiana shall provide that, in addition to any vote that may be required by law, the approval of the Merger and this Agreement and the Logistic Sale shall require approval of a majority of the votes cast for or against such matters excluding any shares of Christiana Common Stock held by Lubar & Co. Incorporated and its affiliates; provided, however, Christiana may, in lieu of such requirement, obtain an agreement by Lubar & Co. Incorporated and its affiliates to vote all of its shares of Christiana Common Stock for, against or abstain from voting with respect to such matters in the same proportion as the shares of Christiana Common Stock are voted on such matters by the other stockholders of Christiana. Subject to the terms and conditions set forth in Section 6.3 and the fiduciary obligations of the Board of Directors of Christiana with respect to such matters, the Board of Directors of Christiana (i) shall recommend at such meeting that the stockholders of Christiana vote to adopt and approve the Merger and this Agreement and the Logistic Sale, (ii) shall use its best efforts to solicit from stockholders of Christiana proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

              (b) EVI shall promptly take all action reasonably necessary in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 6.2 and the fiduciary obligations of the Board of Directors of EVI with respect to such matters, the Board of Directors of EVI (i) shall recommend at such meeting that the stockholders of EVI vote to adopt and approve the Merger and this Agreement, (ii) shall use its reasonable efforts to solicit from stockholders of EVI proxies in favor of such adoption and approval and
       (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

              (c) EVI and Christiana shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof.

       5.4 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Christiana and EVI shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Merger; and (iii) use reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

       5.5 NOTIFICATION OF CERTAIN MATTERS. Christiana shall give prompt notice to EVI, and EVI shall give prompt notice to Christiana, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time; and (ii) any material failure of Christiana or EVI, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it hereunder.

       5.6 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except those out-of-pocket expenses (which do not include fees for attorneys, accountants and financial advisors) incurred in connection with (i) the registration fees for the EVI Common Stock under the Securities Act to be issued in the Merger, (ii) the registration and qualification of the EVI Common Stock under any state securities and blue sky laws, (iii) the listing of the EVI Common Stock on the NYSE, (iv) the HSR filing fee (v) the investment banking, appraisal, and related expenses of Christiana, (vi) the cost of any proxy solicitors and (vii) the printing and mailing of the Registration Statement and the Proxy Statement shall be paid by Christiana; provided, however, that if this Agreement shall have been terminated pursuant to Section
7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in this Agreement, such breaching party shall pay the direct out-of-pocket costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

       5.7    CHRISTIANA'S EMPLOYEE BENEFITS.

              (a) Christiana shall take action prior to the Merger and the Logistic Sale to (i) either cancel all outstanding Christiana Options or accelerate such Christiana Options and make such Christiana Options terminate prior to the Effective Time and (ii) and terminate the Christiana Option Plan.

              (b) Christiana shall pay to each holder of Christiana Options an amount of cash necessary to obtain cancellation of all Christiana Options held by such holders.

              (c) Christiana shall cause all employee benefit plans to which it is a sponsor or has obligations to be terminated or assumed by Logistic or C2 without any continuing obligations on the part of Christiana.

              (d) Christiana shall transfer to Logistic or C2 all employees of Christiana without any liability to the Surviving Corporation. C2 shall be responsible for all severance and other obligations with respect to such terminated employees, if any. As of the Effective Time, Christiana shall have no employees or employee benefit plans or obligations.

       5.8 LIQUIDATION OR MERGER OF CHRISTIANA. EVI agrees that for a period of two years following the Effective Date it shall not cause or permit Christiana to (i) liquidate or dissolve, (ii) sell or transfer any shares of EVI Common Stock held by Christiana or (iii) merge Christiana into any other entity unless EVI receives an opinion of a nationally-recognized tax counsel or accounting firm that such transaction will not adversely affect the tax treatment of the Merger; provided, however, this restriction shall not be deemed to prohibit or restrict (i) a sale or disposition of Christiana's interest in Logistic to the extent permitted by the Logistic Purchase Agreement or the operating agreement relating to Logistic, (ii) a change in control of EVI, (iii) a merger, consolidation, share exchange or similar transaction involving EVI or its subsidiaries (other than Christiana) or (iv) a sale or disposition of any assets of EVI or its subsidiaries (other than Christiana).

                                   ARTICLE VI

                                   CONDITIONS

       6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) This Agreement and the Merger (and the Logistic Sale in the case of Christiana) shall have been approved and adopted by the requisite vote of the stockholders of Christiana and EVI, as may be required by law, by the rules of the NYSE, by Section 5.3(a) and by any applicable provisions of their respective charters or bylaws;

              (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

              (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Logistic Sale and the Merger;

              (d) The Registration Statement and a registration statement under the Securities Act to be filed by C2 in connection with the Merger shall each be effective on the Closing Date, and all post-effective amendments thereto filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

              (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Christiana MAE or EVI MAE;

              (f) The shares of EVI Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

              (g) EVI, C2 and Christiana shall have received an opinion, dated as of the Effective Date, from American Appraisal Associates, Inc. in form and substance satisfactory to them, in respect of the matters described in Section 2.2(u); and

              (h) All approvals and consents of third Persons (i) the granting of which is necessary for the consummation of the Merger, the Logistic Sale or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a Christiana MAE or an EVI MAE.

       6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF EVI. The obligation of EVI to effect the Merger is, at the option of EVI, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) The representations and warranties of Christiana contained in Section 2.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Christiana on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer and the president of Christiana shall have been delivered to EVI;

              (b) There shall not have occurred or exist any fact or condition that would reasonably result in a Christiana MAE or would constitute a material fixed or contingent liability to Christiana, and EVI shall have received a certificate signed by the president of Christiana dated the Closing Date to such effect;

              (c) The Board of Directors of EVI shall have received from Morgan Stanley & Co. Incorporated, financial advisor to EVI, a written opinion, satisfactory in form and substance to the Board of Directors of EVI, to the effect that consideration to be paid by EVI in the Merger is fair to EVI from a financial point of view, which opinion shall have been confirmed in writing to such Board as of a date reasonably proximate to the date the Proxy Statement is first mailed to the stockholders of EVI and not subsequently withdrawn;

              (d) The Christiana Options shall have been cancelled and the Christiana Plans shall have been terminated or such options shall have been exercised;

              (e) Christiana shall have received, and furnished written copies of EVI of, the Christiana affiliates' agreements pursuant to
       Section 3.3;

              (f) EVI shall have received from Foley & Lardner, counsel to Christiana, an opinion dated the Closing Date covering customary matters relating to the Agreement and the Merger, including an opinion in form and substance satisfactory to EVI with respect to the matters described in Section 2.2(a), (b), (c), (d) and (k) (provided that the form of such opinion shall be agreed upon prior to the filing of the Registration Statement with the Commission);

              (g) EVI shall have received from Arthur Andersen LLP a written opinion, in form and substance satisfactory to EVI, dated as of the date that the Proxy Statement is first mailed to the Stockholders of Christiana and EVI to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code, (ii) EVI, Sub and Christiana will each be a party to that reorganization within the meaning of Section 368(b) of the Code and
       (iii) EVI, Sub and Christiana shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (although Christiana will recognize gain or loss for U.S. federal income tax purposes as a result of the Logistic Sale), and such opinion shall be confirmed at the Closing;

              (h) EVI shall have received from Arthur Andersen LLP a letter, in form and substance satisfactory to EVI, dated as of the Closing Date, to the effect that the Merger would not adversely affect the ability of EVI to account for any prior or future business combination as a pooling of interest;

              (i) C2 shall have executed and delivered to Christiana and EVI the Logistic Purchase Agreement and agreement among members in form and substance, including schedules, acceptable to EVI;

              (j)    The Logistic Sale shall have been consummated;

              (k) Christiana shall have delivered to EVI a pro forma balance sheet after giving effect to the Logistic Sale, including a full accrual for Taxes thereon without regard to any tax credits or tax deductions that Christiana may have in connection with the exercise of any stock options, reflecting Christiana Net Cash in an amount not less than $20 million;

              (l) Except as permitted by Section 3.1, all outstanding Indebtedness (including guarantees thereof) of Christiana and its Subsidiaries (other than Logistics) shall have been paid in full or Christiana shall have been fully released therefrom;

              (m) The assets of Christiana shall consist only of cash of at least $30 million, 3,897,462 shares of EVI Common Stock and 333.333 units of Logistic representing one-third of the outstanding interests of Logistic; and

              (n) There shall not be pending any litigation involving Christiana or any of its subsidiaries, that EVI, in its sole discretion, considers to be a material liability for which adequate security has not been provided.

       6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHRISTIANA. The obligation of Christiana to effect the Merger is, at the option of Christiana, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) The representations and warranties of EVI and Sub contained in Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by EVI on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of EVI shall have been delivered to Christiana;

              (b) The Board of Directors of Christiana and C2 shall have received from Prudential Securities Corporation, financial advisor to Christiana and C2, a written opinion, satisfactory in form and substance to the Board of Directors of Christiana and C2, to the effect that from a financial point of view to the Christiana Shareholders the Merger, which includes (i) the consideration to be received in the Merger and
       (ii) the purchase price for Logistic is fair to the Christiana Shareholders, which opinion shall have been confirmed in writing to such Board as of a date reasonably proximate to the date the Proxy Statement is first mailed to the stockholders of Christiana and EVI and not subsequently withdrawn;

              (c) Christiana and C2 shall have received from Fulbright & Jaworski L.L.P. counsel to EVI, an opinion dated the Closing Date covering customary matters relating to this Agreement and the Merger, including an opinion in form and substance with respect to the matters described in Section 2.1(a), (b)(iii), (c) and (d)(i), (ii) and (iii);

              (d) C2 and Christiana shall have received from Arthur Andersen LLP, a written opinion, in form and substance satisfactory to Christiana, dated as of the date that the Proxy Statement is first mailed to stockholders of Christiana and EVI to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code; (ii) EVI, Sub and Christiana will each be a party to that reorganization within the meaning of
       Section 368(b) of the Code, and (iii) EVI, Sub and Christiana shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (although Christiana will recognize gain or loss for U.S. federal income tax purposes as a result of the Logistic Sale), and such opinion shall be confirmed at the Closing; and

              (e) The Logistic Sale under the Logistic Purchase Agreement shall have occurred.


                                  ARTICLE VII

                                 MISCELLANEOUS

       7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of EVI or the stockholders of Christiana:

              (a)    by mutual written consent of EVI and Christiana;

              (b) by either EVI or Christiana if (i) the Merger has not been consummated on or before June 30, 1998 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger; (iii) the stockholders of Christiana shall not approve the Logistic Sale or the Merger at the Christiana stockholder meeting or at any adjournment thereof; (iv) the stockholders of EVI shall not approve the Merger at the EVI stockholder meeting or any adjournment thereof; or (v) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of Christiana or EVI determines that such termination is appropriate in complying with its fiduciary obligations.

              (c) by Christiana if (i) EVI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by EVI or Sub at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by EVI of written notice from Christiana of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of EVI contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by EVI of written notice from Christiana of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have an EVI MAE, assuming the effectiveness of the Merger; or (iii) the Board of Directors of EVI withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Christiana or shall have resolved to do any of the foregoing.

              (d) by EVI if (i) Christiana shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from EVI of such breach and is existing at the time of termination of this Agreement; (ii) any representation or warranty of Christiana contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from EVI of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Christiana MAE assuming the effectiveness of the Merger or (iii) the Board of Directors of Christiana withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to EVI or shall have resolved to do any of the foregoing.


       7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either EVI or Christiana as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of EVI, Sub or Christiana, except (i) with respect to this Section 7.2, Section 5.6 and Section 7.13, and (ii) such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or of any of its covenants or agreements set forth in this Agreement.

       7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of EVI and Christiana, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and the WGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

       7.4 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of C2 contained herein, which shall survive without limitation, none of the representations and warranties in this Agreement shall survive the Effective Time.

       7.5 PUBLIC STATEMENTS. Christiana and EVI agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

       7.6 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

       7.7 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

       if to Christiana:

              Christiana Companies, Inc.
              700 N. Water Street, Suite 1200
              Milwaukee, Wisconsin 53202
              Attn: William T. Donovan
              Facsimile: (414) 291-9061

       with a copy to:

              Foley & Lardner
              777 East Wisconsin Avenue
              Milwaukee, Wisconsin 53202
              Attn: Joseph B. Tyson, Jr.
              Facsimile: (414) 297-4900

       if to C2:

              C2, Inc.
              700 N. Water Street, Suite 1200
              Milwaukee, Wisconsin 53202
              Attn: William T. Donovan
              Facsimile: (414) 291-9061

       with a copy to:

              Foley & Lardner
              777 East Wisconsin Avenue
              Milwaukee, Wisconsin 53202
              Attn: Joseph B. Tyson, Jr.
              Facsimile: (414) 297-4900

       if to EVI or Sub:

              EVI, Inc.
              5 Post Oak Park, Suite 1760
              Houston, Texas 77027
              Attn: Bernard J. Duroc-Danner
              Facsimile: (713) 297-8488

       with a copy to:

              Fulbright & Jaworski, L.L.P.
              1301 McKinney, Suite 5100
              Houston, Texas 77010-3095
              Attn: Curtis W. Huff
              Facsimile: (713) 651-5246
or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

       7.8 GOVERNING LAW. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

       7.9 ARBITRATION. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.9. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by Christiana, if prior to the Merger, or C2, if after the Merger, and one to be appointed by EVI within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days thereafter. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.9, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

       Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrators' award:

              (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration, or entry of an arbitral award arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party (as defined in the Logistic

       Purchase Agreement) may be brought with respect to any claim for indemnification by an EVI Indemnified Party;

              (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitral award arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim hereunder or for indemnification under the Logistic Purchase Agreement by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum;

              (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby for the purposes of injunctive relief, orders in aid of arbitration and entry of an arbitral award.

       7.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

       7.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

       7.12 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

       7.13 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreements entered into between EVI and Christiana on December 10, 1997 (the
"Confidentiality Agreements") are hereby incorporated by reference herein and made a part hereof.

       7.14 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES. This Agreement, the Other Agreements and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.

       7.15   DISCLOSURE LETTERS.

              (a) The Christiana Disclosure Letter, executed by Christiana as of the date hereof, and delivered to EVI on the date hereof, contains all disclosure required to be made by Christiana under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Christiana Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

              (b) The EVI Disclosure Letter, executed by EVI as of the date hereof, and delivered to Christiana on the date hereof, contains all disclosure required to be made by EVI under the various terms and provisions of this Agreement. Each item of disclosure set forth in the EVI Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

       IN WITNESS WHEREOF, each of the parties caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                           EVI, INC.


                                           By:    /s/ Bernard J. Duroc-Danner
                                               ---------------------------------
                                           Name:  Bernard J. Duroc-Danner
                                                 -------------------------------
                                           Title:        President
                                                  ------------------------------



                                           CHRISTIANA ACQUISITION, INC.



                                           By:    /s/ Bernard J. Duroc-Danner
                                               ---------------------------------
                                           Name:  Bernanrd J. Duroc-Danner
                                                 -------------------------------
                                           Title:        President
                                                  ------------------------------


                                           CHRISTIANA COMPANIES, INC.



                                           By:    /s/ William T. Donovan
                                               ---------------------------------
                                           Name:  William T. Donovan
                                           Title: President


                                           C2, INC.



                                           By:    /s/ William T. Donovan
                                               ---------------------------------
                                           Name:  William T. Donovan
                                           Title: President

     As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules or exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted schedules and exhibits. The Company agrees to furnish supplementally a copy of any of such omitted schedules and exhibits to the Commission upon request.


EXHIBITS

A         Logistic Purchase Agreement
B         Amended and Restated Certificate of Incorporation of Christiana


SCHEDULES

2.1(g)         EVI Tax Matters
2.2(a)         Good Standing of Christiana
2.2(b)(iv)     Subsidiaries of Christiana
2.2(d)         No conflicts
2.2(e)         Liabilities of Christiana
2.2(f)         Absence of Certain Changes
2.2(g)         Litigation
2.2(h)         Employee Benefit Plans
2.2(i)         Taxes
2.2(j)         Environmental Matters
2.2(l)         Employee Severance Obligations
2.2(o)         Continuing Obligations of Christiana
2.2(q)         Contracts
2.2(r)(ii)     Real Property Leases
2.2(s)         Insurance Policies
2.2(t)         Loans of Christiana